Exhibit 99.1

CONTACT: REGIS CORPORATION:
Mark Fosland – Vice President, Finance
(952) 806-1707
Alex Forliti – Director, Finance – Investor Relations
(952) 806-1767

For Immediate Release

REGIS COMPLETES ACQUISITION OF PUREBEAUTY AND BEAUTYFIRST

MINNEAPOLIS, February 20, 2008 — Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, today announced it has completed the acquisition of the PureBeauty and BeautyFirst salon operations.  The PureBeauty and BeautyFirst operations consist of 63 company-owned locations and 51 franchise locations operating in 20 states with consolidated annual revenues of approximately $65 million.  Including the sales of franchisees, system-wide sales are approximately $110 million.  On January 18, 2008, the Company announced the signing of a definitive agreement to acquire the PureBeauty and BeautyFirst salon operations.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of January 31, 2008, the Company owned, franchised or held ownership interests in over 13,200 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Vidal Sassoon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Trade Secret and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in the Provalliance Group in Europe, which operates salons primarily under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group and various other salon concepts such as Cool Cuts 4 Kids, and the Beauty Takashi and Beauty Plaza concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. Regis also maintains a 49 percent ownership interest in Intelligent Nutrients, a partnership that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1